EXHIBIT 99.1

[TECO Energy Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND QUARTER RESULTS

Results Include $156 million in Previously Announced Write-offs

TAMPA, July 23, 2003 — TECO Energy, Inc. (NYSE:TE) today reported a second quarter loss of $101.9 million, compared with net income of $85.7 million for the same period in 2002. The loss on an earnings per share basis was $0.58 for the second quarter, compared with earnings per share of $0.59 in the 2002 period. These results include: $94.7 million of after-tax accounting charges related to the partnership termination and resulting consolidation of Panda Energy’s interest in the Union and Gila River power stations; $61.2 million of goodwill impairments required under FAS 142, Goodwill and Other Intangible Assets, for the Frontera Power Station in Texas and the Commonwealth Chesapeake Power Station in Virginia; and recognition of $15.4 million of previously deferred tax credits for the production of synthetic fuel in the first quarter.

The year-to-date loss was $99.2 million, compared with net income of $161.1 million for the same period in 2002. The loss on an earnings per share basis was $0.56, compared with earnings per share of $1.13 for the same period in 2002. In addition to the second quarter write-offs, these results also include a $64.2 million after-tax write-off in the first quarter related to turbine purchase cancellations, $10.5 million of net interim tax benefit deferrals and a $1.1 million after-tax charge for the cumulative effect of an accounting change to reflect the adoption of FAS 143, Accounting for Asset Retirement Obligations. These results also include a $23.1 million after-tax gain from discontinued operations, primarily from the completion of the sale of TECO Coalbed Methane in the first quarter.

Good progress for the quarter despite charges

TECO Energy Chairman and CEO Robert Fagan said, “While our operating results are masked by accounting charges, TECO Energy made good progress in refocusing on the core utility operations. The regulated Florida companies produced strong results with good customer growth and expense management. In addition, Tampa Electric is winding down its current capital expansion program with the completion of Bayside Unit 1, and Bayside Unit 2 is on track to be in service by the end of this year.”

“We completed major activities on many fronts this quarter, we took steps to improve our financial position, and TPS has now completed its construction program, with all phases operating at both the Union and Gila River power stations,” Fagan noted.

Write-offs previously announced

The $155.9 million of charges recorded in the second quarter and the $64.2 million recorded in the first quarter for turbine purchase cancellations are part of the potential write-offs, which the company indicated could be up to $350 million after tax, that were disclosed in April 2003. The second quarter charges related to the partnership termination and the resulting consolidation of TECO/Panda Generating Company (TPGC) would have occurred in the normal course of business in the third quarter as the consolidation of the Union and Gila River power stations would have been required

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EXHIBIT 99.1

under FIN 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, effective July 1, 2003.

Non-GAAP Earnings

Second quarter non-GAAP after-tax income from continuing operations, excluding the effects of charges related to the consolidation of Union and Gila River power stations, and write-offs related to FAS 142, but including the recognition of previously deferred period tax credits, was $54.0 million and $0.31 per share, respectively, compared with $80.9 million and $0.56 per share in 2002. The number of common shares outstanding was 22 percent higher for the quarter than for the same period in 2002.

Year-to-date non-GAAP after-tax income from continuing operations, excluding the items noted above and the first quarter adjustments was $98.9 million and $0.56 per share, respectively, compared with $150.8 million and $1.06 per share in 2002. Shares outstanding for the first six months were 24 percent higher than for the same period in 2002.

The table below reconciles quarterly and year-to-date net income after elimination of the adjustments referred to above. Management believes that this presentation provides useful supplemental information regarding the company’s ongoing operations.

Net Income Reconciliation: ($ millions)	Three months ended Jun. 30		Six months ended Jun. 30
	2003(1)	2002	2003(1)	2002

GAAP net income (loss)	($101.9)	$85.7	($99.2)	$161.1

Exclude cumulative effect of a change in accounting (FAS 143)	—	—	(1.1)	—
Exclude discontinued operations	—	4.8	23.1	10.3

GAAP net income (loss) from continuing operations	($101.9)	$80.9	($121.2)	$150.8
Exclude write-offs due to TPGC JV termination and consolidation	94.7	—	94.7	—
Exclude FAS 142 adjustments	61.2	—	61.2
Exclude turbine purchase cancellations	—	—	64.2	—

Non-GAAP net income from continuing operations (2) (3)	$54.0	$80.9	$98.9	$150.8

(1)	Includes the recognition of $15.4 million of previously deferred tax credits in the second quarter, and a deferral of $10.9 million for the year-to-date period.
(2)	Excludes adoption of FAS 143, FAS 142 adjustments, TPGC joint venture termination costs, discontinued operations; and turbine purchase cancellations.
(3)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-operating Items Affecting Net Income

In April 2003, TECO Energy reported that it would terminate its partnership with Panda Energy and consolidate the Union and Gila River power stations (TPGC) in the

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EXHIBIT 99.1

second quarter and that it expected to record charges as a result of that termination and resulting consolidation. In the second quarter, TECO Power Services recorded $94.7 million, $0.54 on a per share basis, in after-tax charges as a result of that transaction for items that included the cost of the termination, Panda’s negative equity balance and other charges as a result of the consolidation. In addition, this termination triggered a review of goodwill on all domestic generating projects under FAS 142, which resulted in the write-off of all goodwill associated with the Frontera and Commonwealth Chesapeake power stations totaling $61.2 million after tax, or $0.35 on a per share basis.

Results for the quarter include the recognition of $15.4 million of tax credits deferred in the first quarter to adjust the company’s effective tax rate for the period to reflect the estimated annual tax rate in accordance with GAAP. The interim tax benefit recognition is primarily due to Section 29 tax credits from the production of synfuel at TECO Coal in the first quarter. In prior years, synfuel production and recognition of the associated tax credits occurred more ratably throughout the year and thus had no significant interim effect. Due to TECO Energy’s sale of a 49 percent interest in the company’s synthetic fuel production capabilities, the amount of tax credits generated for the company’s use was significantly less in the second quarter than in the first quarter, as the company recognized income from the sale of the minority interest instead of tax credits. The second quarter recognition of previously deferred tax credits is expected to continue in the third and fourth quarters based on expected taxable income.

Year-to-date results also include a $64.2 million after-tax, charge related to turbine purchase cancellations recorded in the first quarter, comprised of $15.3 million at TPS and $48.9 million at Tampa Electric.

Interest expense increased due to lower capitalized interest, as interest is no longer being capitalized on the Dell and McAdams power stations, where construction was suspended at the end of 2002, and higher overall levels of debt in support of TECO Energy’s capital investment program.

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EXHIBIT 99.1

Operating Results:

Segment Information (in millions)	Three Months Ended Jun. 30		Six Months Ended Jun. 30		Twelve Months Ended Jun. 30

Net Income (loss) Summary	2003	2002	2003	2002	2003	2002

Tampa Electric(1)	$39.5	$45.4	$30.5	$81.4	$120.9	$166.8
Peoples Gas System	4.8	4.4	16.7	14.2	26.7	22.7

Total regulated	44.3	49.8	47.2	95.6	147.6	189.5

TECO Power Services(1)(2)	(179.4)	8.9	(197.9)	13.8	(177.5)	31.4
TECO Transport(3)	5.2	4.2	9.8	11.1	19.6	24.0
TECO Coal(3)	20.8	19.7	46.5	37.1	85.9	68.5
Other Diversified Companies	(1.8)	2.1	(1.0)	4.6	1.2	5.6
Parent/other(4)	9.0	(3.8)	(25.8)	(11.4)	(50.7)	(18.2)

Total unregulated	(146.2)	31.1	(168.4)	55.2	(121.5)	111.3
Net income from continuing operations before cumulative effect of an accounting change	(101.9)	80.9	(121.2)	150.8	26.1	300.8
Discontinued Operations	—	4.8	23.1	10.3	44.8	22.5
Cumulative effect of an accounting change	—	—	(1.1)	—	(1.1)	—

Total net income (loss)	($101.9)	$85.7	($99.2)	$161.1	$69.8	$323.3

1)	Includes the effects of charges related to turbine purchase cancellations.
2)	Includes the effects of FAS 142 charges and TPGC joint venture termination costs.
3)	Excludes charges related to the adoption of FAS 143.
4)	Includes the effects of the interim tax benefit deferral/recognition.

Tampa Electric

Tampa Electric’s net income for the second quarter was $39.5 million, compared with $45.4 million for the same period in 2002. The equity component of allowance for funds used during construction (AFUDC, which represents allowed equity cost capitalized to construction costs), primarily from the Gannon to Bayside repowering project, decreased to $4.2 million for the quarter, from $5.7 million for the same period in 2002, reflecting the commercial operation of Bayside Unit 1 in April 2003. Retail energy sales decreased 1.7 percent in the quarter, as average customer growth of 2.5 percent was offset by milder weather and decreased sales to industrial phosphate customers. Lower operations and maintenance expenses for the quarter reflected lower expenditures on generating units and costs associated with a small-scale employee retirement program recorded in 2002. Depreciation expense increased, reflecting $13 million pretax, or two quarters, of accelerated depreciation on the Gannon coal assets scheduled for retirement at the end of 2003 and normal electric plant additions to support customer growth. Interest expense increased due to higher long-term debt balances.

Tampa Electric’s year-to-date net income, excluding the $48.9 million charge recorded in the first quarter related to turbine purchase cancellations, was $79.4 million compared to $81.4 million in 2002. The equity component of AFUDC increased to $11.7

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million, from $10.0 million for the same period in 2002, primarily from the Gannon to Bayside repowering project. These results also reflect customer growth of 2.4 percent and retail energy sales 1.4 percent higher than last year. Depreciation expense increased and operations and maintenance expense decreased as a result of the factors discussed for the quarter. Tampa Electric’s year-to-date net income, including the turbine purchase cancellation charge, was $30.5 million.

Peoples Gas

Peoples Gas System reported net income of $4.8 million for the quarter, compared with $4.4 million recorded in the same period in 2002. Quarterly results reflected customer growth of 5.2 percent offset by mild weather early in the quarter and lower volumes for the low-margin transportation service for interruptible customers and electric power generators due to higher gas prices. These customers are sensitive to the commodity price of gas, and many have the ability to switch to alternative fuels or to simply alter consumption patterns. Year-to-date net income was $16.7 million, compared with $14.2 million for the same period in 2002. Customer growth of approximately 5 percent, favorable winter weather in the first quarter and a base rate increase effective in January 2003 contributed to these results.

TECO Power Services

TECO Power Services’ (TPS) loss for the second quarter, excluding the $155.9 million of charges recorded in the quarter, was $23.5 million, compared with net income of $8.9 million for the same period in 2002. The second quarter loss including the charges was $179.4 million. Included in these results were improved operating results at the Hardee and Frontera power stations and continued strong earnings at the Guatemalan operations, more than offset by the operating losses from the Union and Gila River stations, higher interest expense due to lower capitalized interest and the end of interest payments on the loan to Panda related to the Texas Independent Energy projects (TIE) and the notes receivable from TPGC.

TPS’ year-to-date loss, excluding the $15.3 million charge recorded in the first quarter related to turbine purchase cancellations and the second quarter charges, was $26.7 million, compared with net income of $13.8 million for the same period in 2002. The year-to-date loss including all charges was $197.9 million. These results reflect improved results at the Commonwealth Chesapeake station in the first quarter due to favorable winter weather, the recognition of TPS’ share of operating losses on the TIE projects beginning in 2003 and lower net income from Frontera due to a major maintenance outage in the first quarter, as well as the factors affecting the second quarter.

TECO Transport

TECO Transport recorded net income of $5.2 million in the second quarter compared with $4.2 million for the same period last year. These results include a $1.5 million after-tax gain on the disposition of ocean-going equipment no longer used by TECO Ocean Shipping, and reflect weak pricing and lower northbound river shipments, lower Tampa Electric volumes as a result of the Bayside repowering, and higher fuel and repair costs. Year-to-date net income was $9.8 million, excluding a $0.8-million after-tax charge due to the adoption of FAS 143, compared to $11.1 million for the same period in 2002.

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Year-to-date results were driven by the same factors as in the second quarter.

TECO Coal

TECO Coal achieved second quarter net income of $20.8 million, compared to $19.7 million reported in the same period in 2002. Results for the quarter were driven primarily by lower volumes of conventional metallurgical and steam coals, which were more than offset by higher volumes of synthetic fuel. These results also reflect gains recognized on the installment sale of the 49-percent interest in the synfuel facilities to a third party. Year-to-date net income was $46.5 million excluding a $0.3-million after-tax charge due to the adoption of FAS 143, compared with $37.1 million reported in 2002. Results were driven primarily by lower volumes of conventional metallurgical and steam coals and slightly higher mining costs due to the use of marginal coals for the production of synfuel, more than offset by higher volumes of synthetic fuel and the sale of a 49-percent interest in the synfuel production facilities. For segment reporting, the deferral and recognition of tax credits is reported in the “Parent/other” line item for the quarter and year-to-date results.

Other Unregulated Companies

TECO Energy’s other unregulated companies recorded a loss of $1.8 million for the second quarter, compared to net income of $2.1 million for the same period in 2002. Results for the quarter were driven by lower results at TECO Energy Services and Prior Energy. The year-to-date loss was $1.0 million, compared with net income of $4.6 million for the same period in 2002. These results reflect lower net income at Prior Energy and TECO Energy Services, more than offsetting increased earnings from TECO Propane Ventures.

Year-to-date discontinued operations of $23.1 million reflect primarily the after-tax gain on the final installment on the sale of TECO Coalbed Methane, which was sold in December 2002 for $140 million; the final $98 million installment was paid in January 2003.

Liquidity

Cash and cash equivalents totaled $267.9 million at June 30, 2003 reflecting a net reduction of $129.7 million and $143.2 million for the quarter and year-to-date periods, respectively. These decreases were driven primarily by the repayment of the $375 million equity bridge loan at TPS in the second quarter; repayment of $75 million of first mortgage bonds at Tampa Electric and a $25 million capital lease at TECO Transport; and dividend payments of $33.5 million and $96 million for the quarter and year-to-date, respectively; partially offset by $300 million of notes issued at TECO Energy and $250 million of notes issued at Tampa Electric. Restricted cash is related to proceeds from the sale of interest in the synthetic coal production facilities and cash trapped by the Union and Gila River construction accounts and is not included in the cash and cash equivalent balances.

In addition, at June 30, 2003 availability under bank credit facilities totaled $611 million, net of letters of credit of $159 million outstanding under these facilities.

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Additional financial information related to the company’s results through June 30, 2003, including unaudited financial statements, segment information, and electric and gas volumes, is available at the Investor Relations section of TECO Energy’s web site at www.tecoenergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. The anticipated dates for construction of power stations are dependent on construction progressing as planned, and there can be no assurance that delays will not occur. Taxable income in 2003 could be lower than forecast, and in such event, the interim tax benefit deferral might not be fully reversed. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2002.

Contact:	News Media: Laura Plumb—(813) 228-1572 Investor Relations: Mark Kane – (813) 228-1772 Internet: http://www.tecoenergy.com

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EXHIBIT 99.1

Summary Information (as of June 30, 2003)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(millions except per share amounts)
	2003	2002	2003	2002	2003	2002

Revenues	$737.2	$677.7	$1,395.7	$1,284.3	$2,787.2	$2,517.1

Net income (loss)from continuing operations	(101.9)	80.9	(121.2)	150.8	26.1	300.8
Net income from discontinued operations	—	4.8	23.1	10.3	44.8	22.5

Total net income (loss) before cumulative effect of change in accounting principle	(101.9)	85.7	(98.1)	161.1	70.9	323.3
Cumulative effect of change in accounting principle	—	—	(1.1)	—	(1.1)	—

Net income	($101.9)	$85.7	($99.2)	$161.1	$69.8	$323.3

Earnings (loss) per share from continuing operations—basic	($0.58)	$0.56	($0.69)	$1.06	$0.15	$2.15
Earnings per share from discontinued operations—basic	—	0.03	0.13	0.07	0.26	0.16
Earnings (loss) per share from cumulative effect of change in accounting principle—basic	—	—	—	—	—	—

Total earnings (loss) per share—basic	($0.58)	$0.59	($0.56)	$1.13	$0.41	$2.31

Total earnings (loss) per share—basic	($0.58)	$0.59	($0.56)	$1.13	$0.41	$2.31
Total earnings (loss) per share—diluted	($0.58)	$0.59	($0.56)	$1.13	$0.41	$2.30
Average common shares outstanding—basic	176.4	144.2	176.2	142.3	170.0	139.9
Average common shares outstanding—diluted	176.6	144.7	176.5	142.7	170.7	140.4